WNC HOUSING TAX CREDIT FUND VI, L.P., SERIES 13
                 WNC HOUSING TAX CREDIT FUND VI, L.P., SERIES 14

                               FIRST AMENDMENT TO
                      Best Efforts DEALER MANAGER AGREEMENT
                                                              ___________, 2005

         WHEREAS, a Best Efforts DEALER MANAGER AGREEMENT dated as of November 14, 2001 (the "Agreement"), was entered into by, inter alia, WNC HOUSING TAX CREDIT FUND VI, L.P., SERIES 13 and WNC HOUSING TAX CREDIT FUND VI, L.P., SERIES 14 (collectively, the "Fund" and individually, a "Series"), and WNC CAPITAL CORPORATION (the "Dealer-Manager");

         WHEREAS, in connection with the offering of limited partnership units in the Fund, each Series and the Dealer Manager desire to amend the Agreement as set forth herein.

         NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, the Dealer-Manager and each Series agree that the Agreement shall be amended as follows:

1.       Fund Manager. The Fund Manager shall be WNC National Partners, LLC.

2.       Description of Securities.  The following shall be added at the end of
Section 1 of the Agreement:

         "The use of the Promissory Notes on the terms set forth in the Prospectus does not constitute an extension of credit prohibited by Sections 7(c) and 11(d)(1) of the Securities Exchange Act of 1934, as amended, or Regulation T adopted by the Board of Governors of the Federal Reserve System."

3. Sale of Units. The following shall be added to the end of the first paragraph of Section 4 of the Agreement:

         "As of the commencement of the offering of Series 13 and Series 14, no sales incentives are operable."

4. Notices. Section 9 of the Agreement shall be amended to read in its entirety as follows:

         "Except as otherwise provided in this Agreement, (a) whenever notice is required by the provisions of this Agreement to be given to the Fund, a Series or the Fund Manager, such notice shall be in writing addressed to such person or persons, as the case may be, at 17782 Sky Park Circle, Irvine, California 92614 and (b) whenever notice is required by the provisions of this Agreement to be given to the Dealer-Manager or the Soliciting Dealers, such notice shall be in writing addressed to you at 17782 Sky Park Circle, Irvine, California 92614."

5. Defined Terms. Capitalized terms used above and herein but not defined above or herein shall have the respective meanings assigned to them in the Agreement.

6. Miscellaneous. Except as explicitly set forth herein to the contrary, the parties hereto adopt and ratify the provisions of the Agreement as if fully recited herein.







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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to
Dealer Manager Agreement as of the date first above written.


         WNC HOUSING TAX CREDIT FUND VI, L.P.,
         SERIES 13 and SERIES 14

         By:     WNC National Partners, LLC,
                 General Partner

                 By:     WNC & Associates, Inc.,
                         Managing Member


                         By:    /s/ WILFRED N. COOPER, JR.
                                Wilfred N. Cooper, Jr.,
                                President



         WNC CAPITAL CORPORATION


         By:     /s/ WILFRED N. COOPER, JR.
                 Wilfred N. Cooper, Jr.,
                 President


         By:     /s/ THERESA I. CHAMPANY
                 Theresa I. Champany,
                 Vice President

















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